Exhibit 99.10

October 23, 2009

Mr. Jeffrey Stroburg

Chief Executive Officer

REG Newco, Inc.

416 South Bell Avenue

Ames, Iowa 50010

Subject:	WRITTEN CONSENT TO REFERENCE CHRISTIANSON & ASSOCIATES, PLLP ADVICE IN S-4 FILING OF REG NEWCO, INC.

Dear Mr. Stroburg:

We hereby consent to the inclusion in the joint registration/proxy statement on Form S-4 of REG Newco, Inc. (“Newco”) of references to our advice provided to you regarding certain Iowa income tax consequences of the CIE Asset Purchase, and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Christianson & Associates, PLLP

Christianson & Associates, PLLP